As Filed with the Securities and Exchange Commission on August 4, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LEE ENTERPRISES, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	42-0823980
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801

Telephone: (563) 383-2100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Carl G. Schmidt

Vice President, Chief Financial Officer and Treasurer

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801

Telephone: (563) 383-2100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

C. D. Waterman III, Esq. Lane & Waterman LLP 220 N. Main Street, Ste. 600 Davenport, Iowa 52801-1987	George C. McKann, Esq. Gardner Carton & Douglas LLP 191 N. Wacker Drive, Suite 3700 Chicago, Illinois 60606

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Debt securities(3)(4) Senior debt securities Senior convertible debt securities(5) Subordinated debt securities Subordinated convertible debt securities(5)
Common Stock, par value $2.00 per share(4)(7) Preferred Stock, no par value (4)
Purchase contracts(4) Units(4) Warrants (4) Debt securities Common Stock Preferred Stock
Total	$500,000,000	100%	$500,000,000	$58,850	(6)

(1)	We will determine the proposed maximum offering price per unit from time to time in connection with issuances of securities registered hereunder, with the aggregate proposed maximum offering price not to exceed $500,000,000 or the equivalent thereof in one or more currencies, foreign currency units or composite currencies.
(2)	Not applicable pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.
(3)	If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in net proceeds to us of $500,000,000.
(4)	We are registering under this registration statement an indeterminate number of shares of our securities as may be sold from time to time by us.
(5)	In addition to the securities set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, the amount of securities to be registered includes an indeterminate number of securities issuable upon conversion or exchange of the convertible debt, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.
(6)	No separate consideration will be received for any security exchangeable for any debt securities and, therefore, no additional registration fee is required pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(7)	Includes associated common stock purchase rights to purchase one share of preferred stock that will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated             , 2005

PROSPECTUS

$500,000,000

LEE ENTERPRISES, INCORPORATED

Senior Debt Securities

Senior Convertible Debt Securities

Subordinated Debt Securities

Subordinated Convertible Debt Securities

Common Stock

Preferred Stock

Preferred Stock Represented by Depositary Shares

Warrants to Purchase Debt Securities

Warrants to Purchase Common Stock

Warrants to Purchase Preferred Stock

Purchase Contracts

Units

We may offer and sell, from time to time, in one or more offerings, any combination of the securities at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, which we describe in this prospectus having a total initial offering price not exceeding $500,000,000. See “Use of Proceeds” beginning on page 6.

We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

Our common stock trades on the New York Stock Exchange, known as the NYSE, under the symbol “LEE.” On August 3, 2005, the last reported sale price of our common stock on the NYSE was $42.87 per share. We have not yet determined whether any of the debt securities offered hereby will be listed on any exchange or over-the-counter market. If we decide to seek listing of such securities, a prospectus supplement relating thereto will identify such exchange or market.

We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in a prospectus supplement.

Investing in our securities involves risks, see “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2005.

You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer of the securities to be sold under this prospectus in any jurisdictions where the offers or sales are not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof.

THE COMPANY

The Company directly, and through our ownership of associated companies, publishes 58 daily newspapers in 23 states and more than 300 weekly, classified and specialty publications, along with associated online services.

We are currently focused on five key strategic priorities. They are to:

•	Grow revenue creatively and rapidly.
•	Improve readership and circulation.
•	Emphasize strong local news.
•	Drive our online strength.
•	Exercise careful cost controls.

PULITZER ACQUISITION AND FINANCING

On June 3, 2005, LP Acquisition Corp., our indirect wholly-owned subsidiary merged with and into Pulitzer Inc., known as Pulitzer, with Pulitzer as the surviving corporation. As a result of that merger, Pulitzer became a wholly-owned subsidiary of Lee Publications, Inc., our wholly-owned subsidiary. The total merger consideration was approximately $1.42 billion, which includes the assumption of Pulitzer’s and its subsidiaries’ outstanding indebtedness of approximately $306 million, payable on April 28, 2009, under a Note Agreement dated as of May 1, 2000 by and among St. Louis Post-Dispatch LLC, known as PD LLC, and a group of institutional lenders led by Prudential Capital Group, a division of the Prudential Insurance Company of America.

On June 3, 2005, we entered into a credit agreement, known as the Credit Agreement, with a syndicate of financial institutions, including Deutsche Bank Trust Company Americas, as administrative agent, and Deutsche Bank Securities Inc. and SunTrust Capital Markets, Inc., as joint lead arrangers.

The Credit Agreement provides for aggregate borrowings of up to $1.55 billion and consists of a seven-year $800 million A Term Loan, an eight-year $300 million B Term Loan and a seven-year $450 million revolving credit facility. Also, the Credit Agreement provides us with a right, with the consent of the administrative agent, to request at certain times prior to June 3, 2012, that one or more lenders (and/or one or more eligible transferee lenders) provide incremental term loan commitments of up to $500 million, subject to certain requirements being satisfied at the time of the request. The A Term Loan and the B Term Loan must be used to provide the proceeds required to consummate the merger with Pulitzer, to repay certain of our existing indebtedness and to pay related fees and expenses. The revolving credit facility may be used for general corporate purposes.

On June 3, 2005, upon entering into the Credit Agreement, we borrowed $1.10 billion under the A Term Loan and B Term Loan, and $362 million under the revolving credit facility.

In connection with the execution of the Credit Agreement, we redeemed (a) as of June 3, 2005 all of the outstanding indebtedness under our then existing credit agreement, dated as of March 28, 2002, among us, Bank of America, N.A., as agent, and other lenders party thereto, and (b) as of June 6, 2005 our existing senior notes under the Note Purchase Agreement, dated as of March 18, 1998, among us and the purchasers party thereto.

ADVERTISING

Almost 75% of our revenue is derived from advertising. Our strategies are to increase our share of local advertising through increased sales pressure in our existing markets and, over time, to increase circulation unit sales through internal expansion into existing and contiguous markets, augmented by selective acquisitions. Acquisition efforts are focused on newspapers with daily circulation of 30,000 or more and other publications that expand our operating revenue.

CIRCULATION

After advertising, circulation is our largest source of revenue. Our management estimates that our products are sold to approximately one-half, and read by approximately three-fourths, of adults in our markets. For the last four years, our paid circulation has consistently outpaced the industry average, as reported in six-month year-over-year averages by the Audit Bureau of Circulations. Our strategies to improve readership and circulation include continuous improvement of content and promotional efforts. Content can include focus on local news, features, other content and presentation. Promotional efforts include advertising, contests and other efforts to increase awareness of the products. Customer service can also influence circulation. Our enterprises are also focused on increasing the number of subscribers who pay via automated payment mechanisms, such as credit cards or checking account withdrawals. Customers using these payment methods have historically higher retention. Other initiatives vary from property to property and are determined principally by our publishers at the local level in collaboration with our senior management.

DAILY NEWSPAPERS AND MARKETS

The Company, PD LLC, Star Publishing Company and Madison Newspapers, Inc. publish the following daily newspapers:

			Paid Circulation(1)
Newspaper	City	State	Daily	Sunday
PD LLC (2)
St. Louis Post-Dispatch (3)	St. Louis	Missouri	284,473	445,713
Star Publishing Company (4)
Arizona Daily Star (3)	Tucson	Arizona	113,296	174,427
North County Times	Oceanside and Escondido	California	92,585	94,472
Madison Newspapers (5)
Wisconsin State Journal	Madison	Wisconsin	91,601	148,292	(6)
The Capital Times	Madison	Wisconsin	19,386	-	(6)
Daily Citizen	Beaver Dam	Wisconsin	10,167	-
Portage Daily Register	Portage	Wisconsin	5,171	-
Baraboo News Republic	Baraboo	Wisconsin	4,034	-
The Times	Munster	Indiana	83,118	90,637
Lincoln Group
Lincoln Journal Star	Lincoln	Nebraska	75,492	82,346
Columbus Telegram	Columbus	Nebraska	9,358	10,094
Fremont Tribune	Fremont	Nebraska	8,285	-
Beatrice Daily Sun	Beatrice	Nebraska	7,954	-
Quad-Cities Group
Quad-City Times	Davenport	Iowa	53,942	70,051
Muscatine Journal	Muscatine	Iowa	8,160	-
The Pantagraph (3)	Bloomington	Illinois	47,163	49,329
Billings Gazette	Billings	Montana	46,142	52,207
The Courier	Waterloo	Iowa	42,147	51,379
Sioux City Journal	Sioux City	Iowa	43,223	41,921
Central Illinois Group
Herald & Review	Decatur	Illinois	35,504	44,176
Journal Gazette	Mattoon	Illinois	11,105	-
Times-Courier	Charleston	Illinois	6,866	-
The Post-Star	Glens Falls	New York	33,123	35,758
River Valley Group
La Crosse Tribune	La Crosse	Wisconsin	33,334	40,609
Winona Daily News	Winona	Minnesota	11,379	12,322
The Daily Herald (3)	Provo	Utah	32,448	35,163
Casper Star-Tribune	Casper	Wyoming	30,947	33,639

			Paid Circulation(1)
Newspaper	City	State	Daily		Sunday
Missoula Group
Missoulian	Missoula	Montana	29,277		34,546
Ravalli Republic	Hamilton	Montana	5,184	(7)	-
Rapid City Journal	Rapid City	South Dakota	29,997		34,076
The Journal Times	Racine	Wisconsin	28,725		30,479
The Southern Illinoisan	Carbondale	Illinois	28,179		36,770
The Bismarck Tribune	Bismarck	North Dakota	27,113		30,903
Magic Valley Group
The Times-News	Twin Falls	Idaho	21,194		20,382
Elko Daily Free Press (8)	Elko	Nevada	5,779	(7)	-
South Idaho Press (8)	Burley	Idaho	3,371	(7)	3,243	(7)
The Daily News	Longview	Washington	21,739		21,265
California Central Coast
Santa Maria Times (3)	Santa Maria	California	19,026		18,430
The Lompoc Record (3)	Lompoc	California	6,949		7,081
Globe Gazette	Mason City	Iowa	18,816		23,035
Napa Valley Register (3)	Napa	California	18,708		18,177
The Times and Democrat	Orangeburg	South Carolina	18,138		17,182
Mid-Valley Group
Democrat-Herald	Albany	Oregon	17,500		18,005	(6)
Corvallis Gazette-Times	Corvallis	Oregon	11,869		12,438	(6)
The Sentinel	Carlisle	Pennsylvania	14,524		14,881
The Montana Standard	Butte	Montana	14,464		14,569
Independent Record	Helena	Montana	14,017		14,484
The Sentinel (3)	Hanford	California	13,831		13,366
The World (3)	Coos Bay	Oregon	13,271		-
The Citizen	Auburn	New York	11,942		13,882
Arizona Daily Sun (3)	Flagstaff	Arizona	11,297		12,200
Daily Chronicle (3)	DeKalb	Illinois	9,438		10,456
The Garden Island (3)	Lihue	Hawaii	9,081		9,372
The Ledger Independent	Maysville	Kentucky	9,038		-
Daily Journal (3)	Park Hills	Missouri	8,612		8,838
The Chippewa Herald	Chippewa Falls	Wisconsin	6,887		6,998
Shawano Leader (5)	Shawano	Wisconsin	6,346		6,778
The Daily News (3)	Rhinelander	Wisconsin	4,170		4,320
			1,698,885		1,968,691
(1)	Source: ABC: Six months ended March 2005, unless otherwise noted.
(2)	PD LLC publishes the St. Louis Post-Dispatch. Pulitzer and one of its subsidiaries hold a 95% interest in the results of operations of PD LLC, and The Herald Company, Inc., known as the Herald, holds a 5% interest. Pulitzer is the managing member of PD LLC. On May 1, 2010, Herald will have a one-time right to require PD LLC to redeem Herald’s interest in PD LLC. PD LLC will terminate on May 1, 2015 (unless Herald exercises the aforementioned redemption right), when Herald will be entitled to the liquidation value of its interests in PD LLC to be paid in cash by Pulitzer.
(3)	Acquired in 2005.
(4)

The Newspaper Preservation Act of 1970 permits joint operating agreements between newspapers under certain circumstances without violation of the Federal antitrust laws. Joint operating agreements generally allow newspapers operating in the same market to share certain printing and other facilities and to pool certain revenues and expenses in order to decrease aggregate expenses and thereby allow the continuing operation of multiple newspapers in the same market. Newspapers in 12 cities operate under joint operating or agency agreements. Our indirect wholly-owned subsidiary, Star Publishing Company, known as Star Publishing, publishes the Arizona Daily Star, known as the Star. Star Publishing shares, on an equal basis pursuant to a joint operating agreement, the combined results of the Star and Tucson Citizen, published by Gannett Co., Inc., known as Gannett. TNI Partners is owned equally by Star Publishing and Gannett. TNI Partners is responsible for advertising and circulation, printing and delivery and collection of all revenues of the Star and the Tucson Citizen. The Board of Directors of TNI Partners presently consists of three directors chosen by Star Publishing and three chosen by Gannett. Budgetary, personnel and other non-news and editorial policy matters, such as advertising and circulation policies and rates or prices, are determined by the Board of Directors of TNI Partners. Each newspaper is responsible for its own news and editorial content. Revenues and expenses are recorded by TNI Partners, and the resulting profit is generally split 50-50 between Star Publishing and Gannett. Both partners have certain administrative costs that are borne and reported separately. The Star and Tucson Citizen benefit from increases and can be adversely affected by decreases in each other’s circulation. The current term of the agreement between Star Publishing and Gannett expires on June 1, 2015, but it contains an option, which may be exercised by either party, to renew the agreement for successive periods of 25 years each.

(5)	Owned by Madison Newspapers, Inc., which is 50% owned by us.
(6)	Combined edition.
(7)	Source: Company statistics.
(8)	Acquired in 2004.

ONLINE ADVERTISING AND SERVICES

Our online activities comprise websites supporting daily newspapers and other publications. We also own 81.46% of an Internet service company, TownNews.com, that provides web infrastructure for more than 800 daily and weekly newspapers, and shoppers. Internet activities of the newspapers and TownNews.com are reported and managed as a part of our publishing operations. In addition, we have minority investments in two Internet service companies, PowerOne Media and CityXpress Corp, which provide integrated online classified solutions for the newspaper industry, integrate online editorial content and provide transactional and promotional opportunities.

Our online businesses have experienced rapid, profitable growth over the last several years, which we expect to continue.

COMMERCIAL PRINTING

We offer commercial printing services through the following entities:

Location
William Street Press	Decatur, Illinois
Hawkeye Printing and Trico Communications	Davenport, Iowa
Platen Press	Butte, Montana
Farcountry Press and Broadwater Printing	Helena, Montana
Journal Star Commercial Printing	Lincoln, Nebraska
Little Nickel Quik Print	Lynnwood, Washington
Spokane Print and Mail	Spokane, Washington
Triangle Press	Chippewa Falls, Wisconsin
Wingra Printing (1)	Madison, Wisconsin

(1)	Owned by Madison Newspapers, Inc., which is 50% owned by us.

Certain of our newspapers also directly provide commercial printing services. Commercial printing business is highly competitive and generally has lower operating margins than newspapers.

The Company was founded in 1890, and incorporated in 1950 under the laws of the State of Delaware and listed on the NYSE in 1978. Our principal executive offices are located at 201 N. Harrison Street, Suite 600, Davenport, Iowa 52801. The telephone number for the principal executive offices is (563) 383-2100.

As used in this prospectus, the terms “the Company,” “we,” “our,” “ours” and “us,” refer to Lee Enterprises, Incorporated and its subsidiaries as a combined entity, except in the “Description of Debt Securities,” “Description of Capital Stock,” “Description of Purchase Contracts,” “Description of Units,”

“Plan of Distribution” and in other places where it is clear that the terms mean only Lee Enterprises, Incorporated.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in us and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, known as the SEC, using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, if one is required, we may sell from time to time, in one or more offerings, any of the securities described in this prospectus having a total initial offering price not exceeding $500,000,000.

This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Market information in the incorporated documents is generally based on company estimates and not third party sources. You should read this prospectus, the applicable prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

We incorporate by reference the documents listed below:

1.	Our annual report on Form 10-K, as amended January 18, 2005, for the fiscal year ended September 30, 2004;

2.	Item 8 of the annual report on Form 10-K of Pulitzer Inc. for the fiscal year ended December 26, 2004;

3.	Our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2004 and March 31, 2005;

4.	Item 1 of Part I of the quarterly report on Form 10-Q of Pulitzer Inc. for the fiscal quarter ended March 27, 2005;

5.	Our current reports on Form 8-K filed on November 26, 2004 (filed under Item 1.01), January 31, 2005 (filed under Items 1.01 and 8.01), February 1, 2005, as amended February 2, 2005 (filed under Item 8.01), February 3, 2005 (filed under Item 1.01), February 23, 2005 (filed under Item 8.01), March 17, 2005 (filed under Items 8.01 and 9.01), May 21, 2005 (filed under Items 5.02 and 9.01) and June 9, 2005 (filed under Items 1.01, 2.01, 5.02, 8.01 and 9.01), as amended June 20, 2005.

6.	Our definitive proxy statement on Schedule 14A filed on January 18, 2005.

We also incorporate all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or:

1.	after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement; and

2.	after the date of this prospectus and prior to the closing of the offering made hereby,

except for information furnished under Items 2.02 or 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

LEE ENTERPRISES, INCORPORATED

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801

Telephone: (563) 383-2100

Attention: Investor Relations

Documents may also be available on our website at www.lee.net. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference into this prospectus and any applicable prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, that if they materialize, as well as assumptions, that if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans; any estimates of cost savings relating to our restructuring or our merger with Pulitzer; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding the cost and outcome of litigation; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above include the challenges of integration and restructuring associated with the Pulitzer merger and the challenges of achieving anticipated cost savings and synergies and other risks that are described in the documents that are incorporated by reference into this prospectus and in any applicable prospectus supplement. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the expectations in these statements. We are not under any obligation and do not intend to update our forward-looking statements. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for us for the periods indicated:

	Year Ended September 30,					Six Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
Ratio of Earnings to Fixed Charges	9.7	8.9	7.8	8.3	11.6	10.2	13.9

These ratios have been calculated by dividing income from continuing operations before income taxes, minority interests and loss from equity investments plus fixed charges by fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale by us of our securities for general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures and acquisitions. Additional information on the use of proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

SECURITIES WE MAY ISSUE

OVERVIEW

This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held, then describes the terms of the basic categories of securities:

•	unsecured senior debt securities
•	unsecured senior convertible debt securities
•	unsecured subordinated debt securities
•	unsecured subordinated convertible debt securities
•	shares of our common stock
•	shares of our preferred stock
•	shares of our preferred stock represented by depositary shares
•	warrants to purchase debt securities
•	warrants to purchase our common stock
•	warrants to purchase our preferred stock
•	stock purchase contracts
•	stock purchase units

PROSPECTUS SUPPLEMENTS

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The applicable prospectus supplement to be attached to the front of this prospectus will describe the terms of any securities that we offer and any initial offering price to the public in that offering, the purchase price and net proceeds that we will receive and the other specific terms related to our offering of the securities. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part.

LEGAL OWNERSHIP OF SECURITIES

Holders of Securities

Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may issue shares of our common stock offered hereby in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book- entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders. In the future, we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders. We, and any third parties employed by us or acting on your behalf, such as trustees, depositaries and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose, we would seek the approval only from the legal holders, and not the indirect holders, of the securities. An example would be if we wanted to amend an indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture. Whether and how the legal holders contact the indirect holders is up to the legal holders.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form. Beneficial interests in global securities will be shown on, and transfers of global securities will be reflected through, records maintained by DTC and its participants.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below.
•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Holders of Securities” above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.
•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.
•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee do not supervise the depositary in any way.
•	DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.
•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “Holders of Securities.”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period; or
•	if we elect to terminate that global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the applicable prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities summarizes the material provisions of the debt securities to which a prospectus supplement may relate. Each time we offer debt securities, the prospectus supplement related to that offering will describe the terms of the debt securities we are offering.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract to be entered into by us and a financial institution, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.
•	Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

Because we may issue both senior debt securities and subordinated debt securities, our references to the indenture are to each of the senior indenture and the subordinated indenture, unless the context requires otherwise. In this section, we refer to these indentures collectively as the “indentures.”

Because this section is a summary of the material terms of the indentures, it does not describe every aspect of the debt securities. We urge you to read the indentures because they, and not this description, define your rights as a holder of debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We will file the forms of the indentures as exhibits to a current report on Form 8-K or an amendment to this registration statement, of which this prospectus is a part, that we will file with the SEC. See “Where You Can Find More Information,” for information on how to obtain copies of the indentures. The indentures are subject to any amendments or supplements as we may enter into from time to time which are permitted under the indenture.

GENERAL

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be unsecured obligations of our company. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to all principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as the term indebtedness is defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. See page 20.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.
•	The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.
•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.
•	The collateral, if any, which may secure any debt securities.
•	The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.
•	The place or places, if any, other than or in addition to New York City, of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

•	Any optional redemption provisions.
•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.
•	Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.
•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.
•	If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.
•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the applicable indenture that will apply to the debt securities.
•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.
•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.
•	If the debt securities are not to be issued in book-entry form only and held by DTC, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.
•	If other than U.S. dollars, the currency or currencies of such debt securities.
•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.
•	The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.
•	Whether such debt securities will be convertible into or exchangeable for common stock, or other debt securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.
•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.
•	Whether and under what circumstances we will pay additional amounts to non-U.S. holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.
•	Whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries, and, if so, under what circumstances.
•	Any other terms of the debt securities that are consistent with the provisions of the indenture.

For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on debt securities will include additional amounts if required by the terms of such debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee. If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series without limit unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

In addition, special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than U.S. dollars may also be set forth in the prospectus supplement, if applicable.

CONVERSION AND EXCHANGE

If any debt securities are convertible, they may only be convertible into or exchangeable for common stock or other debt securities, and the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the securities into which the debt securities are convertible or exchangeable for;
•	the conversion price or exchange ratio, or the calculation method for such price or ratio;
•	the conversion or exchange period, or how such period will be determined;
•	if conversion or exchange will be mandatory or at the option of the holder or our company;
•	provisions for adjustment of the conversion price or the exchange ratio;
•	provisions affecting conversion or exchange in the event of the redemption of the debt securities; and
•	any other terms of the debt securities that are consistent with the provisions of the indenture.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities; or
•	as bearer securities with interest coupons attached, unless otherwise stated in the prospectus supplement; however, the debt securities will not be bearer securities unless otherwise stated in the prospectus supplement; or
•	in global form, see “Securities We May Issue—Global Securities;” or
•	in denominations that are integral multiples of $1,000, in the case of registered securities, and in integral multiples of $5,000, in the case of bearer securities.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee. The trustee maintains the list of registered holders and acts as our agent for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our agent or act as our own agent. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may refuse any transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice, in the case of bearer securities, and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

Holders in street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement.

Payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature, unless otherwise provided in the prospectus supplement. No payment with respect to any bearer security, unless otherwise provided in the prospectus supplement, will be made at any office or agency of our company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, payments of principal, premium and interest, if any, on bearer securities payable in U.S. dollars will be made at the office of our paying agent in New York City if, but only if, payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in New York City or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

EVENTS OF DEFAULT

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

What is an Event Of Default? Unless otherwise specified in the prospectus supplement, the term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date whether at maturity, upon redemption or upon acceleration.
•	We do not pay interest on a debt security of such series within 30 days of its due date.
•	We do not deposit any sinking fund payment in respect of debt securities of such series on its due date.
•	We remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.
•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.
•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. Each series will have separate rights upon an event of default. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization related to us, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

There are special notice and timing rules applicable to the acceleration of subordinated debt securities that are designed to protect the interests of holders of senior debt. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if:

•	all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series that have become due solely because of the acceleration have been cured or waived; and
•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.
•	The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.
•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.
•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or
•	in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

Holders in “street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

NO PROTECTION IN THE EVENT OF CHANGE OF CONTROL

The indentures do not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a sudden and significant decline in our credit quality or a recapitalization transaction, a change of control of the Company or a highly leveraged transaction. Accordingly, we could enter into transactions in the future that could increase the amount of indebtedness outstanding at the time or otherwise affect our capital structure or credit rating. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

COVENANTS

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell, lease, assign, transfer or otherwise convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities and be a corporation organized and existing under the laws of the United States or any state thereof;
•	Immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;
•	We must deliver certain certificates and documents to the trustee; and
•	We must satisfy any other requirements specified in the prospectus supplement.

MODIFICATION OR WAIVER

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Except as otherwise specified in the prospectus supplement, the following is a list of those types of changes:

•	extending the stated maturity of the principal of or reducing the rate or extending the time for payment of interest on a debt security;
•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default;
•	changing the place or currency of payment on a debt security;
•	impairing your right to sue for payment or to convert or exchange a security;
•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse as a whole in any material respect to holders of the subordinated debt securities;
•	in the case of senior debt securities, modifying the securities to subordinate in any material respect the securities to other indebtedness;
•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;
•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and
•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote. The second type of change to the indentures and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except as described under “Changes Requiring Your Approval” above and for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect as described under “Changes Not Requiring Approval.” The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of outstanding debt securities. From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•	to provide that the surviving entity following a change of control of the Company permitted under the indenture shall assume all of our obligations under the indenture and debt securities;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities. These uncertificated debt securities must be issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986 or in a manner such that the uncertificated debt securities are as described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986;
•	to add guarantees with respect to the debt securities;
•	to secure the debt securities;
•	to add to the covenants of the Company or to make any change that would provide any additional rights for the benefit of the holders of the debt securities or that does not adversely affect the legal rights of the holders of the debt securities;
•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;
•	to cure any ambiguity, defect or inconsistency, or make any other change or changes that do not adversely affect the rights of the holders taken as a whole in any material respect;
•	to issue and establish the form and terms and conditions of debt securities of any series and any related coupons;
•	to provide for the issuance of additional debt securities; and
•	to appoint a successor trustee under the indenture with respect to one or more series.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and
•	for debt securities whose principal amount is not known. For example, because it is based on an index, we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

Holders in street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

SATISFACTION AND DISCHARGE

Unless otherwise specified in the prospectus supplement, the indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when each of the following conditions have been satisfied:

•	All debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year.

•	We deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation:

(1) for the principal and interest to the date of the deposit, for debt securities that have become due and payable; or

(2) to the stated maturity or the redemption date, as the case may be, for debt securities that have not become due and payable.

•	We have paid or caused to be paid all other sums payable under the indentures in respect of that series.
•	We have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

DEFEASANCE

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have full defeasance and covenant defeasance apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.
•	Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance, we must deliver to the trustee a legal opinion confirming that you will not recognize income gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under “Subordination.”

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities, and you would be released from any applicable subordination provisions on the subordinated debt securities described later under “Subordination.” In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under then current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and
•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the senior debt securities or subordinated debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

RANKING

Unless provided otherwise in the applicable prospectus supplement, the debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors and therefore rank behind our secured creditors to the extent of the collateral securing their claims. The senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See “Subordination” below for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties. In addition, the senior and subordinated debt securities will be effectively subordinated to the indebtedness of our subsidiaries. This may affect your ability to receive payments on our debt securities.

SUBORDINATION

Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

Payment on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, interest, including additional interest, if any, on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. We are required under the subordinated indenture to promptly notify holders of senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, called a “payment default”; or
•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity without further notice, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, called a “non-payment default”, and the trustee receives a notice of such default, called “payment blockage notice”, from us or any other person permitted to give such notice under the indenture.

We may resume payments and distributions on the subordinated debt securities:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and
•	in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated and there is no payment default, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced under a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee under the subordinated indenture or any holder of the subordinated debt securities receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the subordinated indenture.

The subordinated debt securities are exclusively our obligations. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the subordinated debt securities, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. Also, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The term “senior indebtedness” is defined in the subordinated indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as the term indebtedness is defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms is not senior to the subordinated debt securities or is pari passu or junior to the subordinated debt securities; or
•	any indebtedness we owe to any of our majority-owned subsidiaries; or
•	the subordinated debt securities.

The term “indebtedness” is also defined in the subordinated indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

The term “designated senior indebtedness” is defined in the subordinated indenture and includes our senior credit facility, see “Pulitzer Acquisition”, and any other senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the subordinated indenture.

Under the subordinated indenture, neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness. We may from time to time incur additional indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

We are obligated to pay reasonable compensation to the trustee under the subordinated indenture and to indemnify the trustee under the subordinated indenture against certain losses, liabilities or expenses incurred by the trustee under the subordinated indenture in connection with its duties relating to the subordinated debt securities. The claims of the trustee under the subordinated indenture for these payments will generally be senior to those of holders of subordinated debt securities in respect of all funds collected or held by the trustee under the subordinated indenture.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

THE TRUSTEE

Each indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority of the outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Each indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Each trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

GOVERNING LAW

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

GENERAL

The following descriptions of our common stock and preferred stock summarize the material terms and provisions of these securities. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation, as amended, referred to as our certificate of incorporation, our amended and restated by-laws, referred to as our by-laws, and stockholders rights agreement that are incorporated by reference into this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our certificate of incorporation, by-laws and stockholder rights agreement.

AUTHORIZED CAPITAL STOCK

Our certificate of incorporation authorizes 150,500,000 shares of capital stock, consisting of 500,000 shares of serial convertible preferred stock, no par value per share, 120,000,000 shares of Common Stock, $2.00 par value per share and 30,000,000 shares of Class B Common Stock, $2.00 par value per share. As of June 30, 2005, no shares of preferred stock, 38,358,134 shares of Common Stock and 7,114,561 shares of Class B Common Stock were issued and outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Common Stock and the Class B Common Stock are identical in all respects, except that:

(1) the holders of Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share;

(2) stock dividends on Common Stock may be paid only in shares of Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock; and

(3) shares of Class B Common Stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under “—Conversion Rights and Restrictions on Transfer of Class B Common Stock.”

Except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely or as otherwise required under Delaware law, the holders of Common Stock and Class B Common Stock vote together as a single class.

The holders of Common Stock and Class B Common Stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to the dividend preference of any outstanding preferred stock. In the event of liquidation, each share of Common Stock and Class B Common Stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and any liquidation preference of any outstanding preferred stock.

Holders of Common Stock and Class B Common Stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Conversion Rights and Restrictions on Transfer of Class B Common Stock. The Common Stock has no conversion rights. However, at the option of the holder, each share of Class B Common Stock is convertible at any time and from time to time into one share of Common Stock. In order to exercise this right of conversion, a holder of Class B Common Stock must present and surrender that holder’s certificate representing such shares of Class B Common Stock along with a written notice of the election to convert such Class B Common shares. In addition, if at any time after the initial issuance of shares of Class B Common Stock, the number of outstanding shares of Class B Common Stock falls below 2,800,000, as adjusted for any stock splits, combination or stock dividends effected after the initial issuance of the Class B Common Stock, all of the outstanding shares of Class B Common Stock shall be deemed to have been converted into Common Stock.

Our certificate of incorporation provides that no holder of shares of Class B Common Stock may transfer such shares to a person other than a Permitted Transferee, consisting of family members, certain trusts, heirs and devisees, and certain charitable organizations. Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or to the extent an entity no longer remains a Permitted Transferee, such shares of Class B Common Stock will automatically convert into equal number of shares of Common Stock. Accordingly, no trading market exists for Class B Common Stock nor do we expect one to develop and the Class B Common Stock is not listed or traded on any exchange or in any market.

Effects of Disproportionate Voting Rights. The disproportionate voting rights of the Common Stock and Class B Common Stock could have an adverse effect on the market price of the Common Stock. Such disproportionate voting rights may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by our stockholders other than the holders of the Class B Common Stock. Accordingly, such disproportionate voting rights may deprive holders of Common Stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

The Common Stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Our Common Stock is listed on the NYSE under the symbol “LEE.” The transfer agent and registrar for our Common Stock is Shareowner Services, Wells Fargo Bank Minnesota, N.A., 161 N. Concord Exchange South, St. Paul, MN 55075-1139. Its phone number is (800) 468-9716.

PREFERRED STOCK

Under our certificate of incorporation, we may issue up to 500,000 shares of serial convertible preferred stock. We currently have no shares of preferred stock outstanding.

Our board of directors has the authority, without further action by the stockholders, to cause the shares of preferred stock to be issued in one or more series from time to time. All shares of preferred stock of all series will be of equal rank and all shares of any particular series will be identical except as to the date or date from which dividends will be cumulative. The shares of preferred stock of different series, subject to applicable law, may vary as to the following rights, preferences, privileges and restrictions:

•	the annual dividend rate for such series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend of such series shall be cumulative;
•	the redemption price or prices for such series;
•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;
•	the conversion, which must be into Common Stock and not Class B Common Stock, participating or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series;

The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the Common Stock. Whenever preferred stock is to be sold under this prospectus, we will file a prospectus supplement relating to that sale which will specify such items.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the Common Stock.

Dividend Rights. The holders of outstanding shares of each series of preferred stock on the applicable record date shall be entitled to receive, when and as declared by our Board of Directors, dividends at an annual rate for such series, payable quarterly on the 1st day of January, April, July and October in each year. No dividend shall be declared on any series of preferred stock in respect of any quarter-yearly dividend period unless there shall likewise be declared on all shares of all series of the preferred stock then outstanding, like proportionate dividends, ratably, in proportion to the annual dividend rates fixed therefor in respect of the same quarter-yearly dividend period, to the extent that such shares are entitled to receive such a dividend for that quarter-yearly dividend period. All such dividends shall be cumulative:

•	if issued prior to the record date for the first dividend on the shares of such series, then from the date for the particular series fixed therefor by our Board of Directors at any time prior to the issuance of shares of the particular series;
•	if issued during the period commencing on a record date for a dividend and terminating at the close of the payment date for such dividend, then from such dividend payment date; and
•	otherwise from the quarter-yearly dividend payment date next preceding the date of issuance of such shares.

This means that unless dividends on all outstanding shares of each series of preferred stock, at the annual dividend rate and from the dates for accumulation thereof fixed as provided above, shall have be paid or declared and set aside for payment for all past quarter-yearly dividend periods, but without interest on cumulative dividends, no dividends shall be paid or declared and no other distribution shall be made on the Common Stock or Class B Common Stock and no Common Stock or Class B Common Stock shall be purchased or otherwise acquired for value by us.

Redemption of Preferred Stock. We may, by action of the Board of Directors, redeem, in whole or in part, of any series of preferred stock, at any time and from time to time, by paying, in cash, the redemption price of the shares of the particular series fixed therefor, together with a sum in the case of each share of each series to be so redeemed, computed at the annual dividend rate for the applicable series from the date on which dividends on such shares became cumulative to the date fixed for redemption, less the aggregate of the dividends paid on such shares prior to the date fixed for redemption. In the case of redemption of less than all of a particular series, we will select by lot or in such other manner as determined by our Board of Directors, the shares to be redeemed.

Liquidation Rights. Before any amount shall be paid to or any assets distributed among the holders of Common Stock or Class B Common Stock upon any liquidation, dissolution or winding up of the Company, and after paying or providing for the payment of all of our creditors, the holders of each series of preferred stock at the time outstanding shall be entitled to be paid, in cash, the amount for the particular series fixed by our Board of Directors, together will all accumulated dividends that have not been paid prior to the date of liquidation.

Conversion Rights. Each share of preferred stock of any series may, at the option of the holder thereof, be converted into Common Stock at any time prior to the close of business on the 10th day preceding the date fixed for redemption thereof, into the number of shares of Common Stock designated by our Board of Directors at the time of the authorization of such series.

Preemptive Rights. If we offer the holders of Common Stock any right to subscribe for our stock or other securities, the holders of shares of preferred stock of any series have the right to subscribe for and purchase at the same price and terms as offered to the holders of Common Stock, the number of shares or amount of securities to which they would have been entitled had all of their preferred stock been converted into Common Stock on the record date for such rights.

Other Rights. So long as any shares of preferred stock of any series are outstanding, we may not, without the consent of the holders of at least two-thirds of the total number of shares of the preferred stock of all series then outstanding:

•	create or authorize any class of stock ranking prior to the preferred stock or create or authorize any obligation or security convertible into shares of stock of any such class;
•	amend, alter, change or repeal any of the express terms of the preferred stock or of any series of the preferred stock then outstanding in a manner prejudicial to the holders thereof; provided, however, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the preferred stock at the time outstanding, only such consent of the holders of two-thirds of the total number of shares of all series so affected is required; or
•	issue any shares of any series of preferred stock unless our net earnings available for the payment of dividends on the preferred stock for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the calendar month within which such additional shares of stock shall be issued, shall have been at least two times the dividend requirements for a twelve months’ period upon the entire amount of the preferred stock to be outstanding immediately after such issue.

So long as any shares of preferred stock of any series are outstanding, we may not, without the consent of the holders of at least a majority of the total number of shares of the preferred stock of all series then outstanding, increase the total authorized amount of the preferred stock of all series.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

We have shares of Common Stock, Class B Common Stock and preferred stock available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, fund employee stock purchase and executive incentive plans, facilitate corporate acquisitions or payable as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock, Class B Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of Common Stock and Class B Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

Provisions of Delaware law and our certificate of incorporation and by-laws could make the acquisition of our company and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to the provisions of Section 203 of the Delaware general corporation law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

Our by-laws provide that stockholder action can be taken at an annual or special meeting of stockholders. Our by-laws also provide that special meetings of stockholders can be called by the board of directors, the chairman of the board or the president. The business permitted to be conducted at any special meeting of stockholders is limited to the purposes stated in the notice of such meeting. Our by-laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

RIGHTS

We have adopted a Shareholder Rights Plan, in the form of a Rights Agreement, under which each share of Common Stock and Class B Common Stock has associated with it one preferred share purchase right. Each preferred share purchase right entitles the holder to purchase, under the circumstances described below, one one-thousandth of a share of preferred stock for a price of $150.00, subject to adjustment under the rights agreement. The preferred share purchase rights are not currently exercisable and, until they are exercisable, are transferable only with the related shares of common stock. Separate preferred share purchase rights certificates will be distributed when the rights become exercisable. The holder of a preferred share purchase right has no rights as a shareholder of the Company, including the right to vote or to receive dividends. The preferred share purchase rights will expire on May 31, 2008, unless redeemed by us prior to such date.

The preferred share purchase rights become exercisable at the specified exercise price upon the earlier to occur of:

•	10 days after a public announcement that any person or group, other than ourself and certain related entities has acquired beneficial ownership of 20% or more of the outstanding shares of the our Common Stock and Class B Common Stock; and
•	10 business days, unless delayed by the board of directors after any person or group, other than ourself and certain related entities, has commenced, or announced the intention to commence, a tender or exchange offer that would, upon its consummation, result in such person or group being the beneficial owner of 20% or more of our outstanding Common Stock and Class B Common Stock.

If any person or group acquires beneficial ownership of 20% or more of our outstanding Common Stock or Class B Common Stock, each holder of a preferred share purchase right, other than the acquiring person, (whose rights thereafter will be void, is entitled to purchase one-one thousandth of a share of preferred stock having a market value at the time of such acquisition of two times the exercise price of the right. After a person or group has become an acquiring person, if we are acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a preferred share purchase right is entitled to purchase that number of shares of common stock of the acquiring company that at the time of such acquisition has a market value of two times the exercise price of the right.

The preferred share purchase rights are redeemable, as a whole, at a redemption price of $.01 per right, subject to adjustment, at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Common Stock and Class B Common Stock.

At any time after any person or group becomes an acquiring person and before this person or group acquires 50% or more of our outstanding common stock and Class B Common Stock, the board of directors may exchange the preferred share purchase rights, other than rights that have become void, in whole or in part, at an exchange ratio of:

•	one share of common stock per right, subject to adjustment to prevent dilution;
•	one one-thousandth of a preferred share, subject to adjustment to prevent dilution;
•	cash, other equity or debt securities of the Company with a value equal to one one-thousandth of a preferred share;
•	other assets of the Company with a value equal to one one-thousandth of a preferred share; or
•	any combination of the foregoing.

Anti-Takeover Effects of Rights. Although the preferred share purchase rights are not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, the rights may discriminate against a prospective holder of Common Stock or Class B Common Stock as a result of such holder owning a substantial amount of shares and may have the effect of delaying, deferring or preventing a change in control of the Company. The preferred share purchase rights should not interfere, however, with any merger or business combination approved by our board of directors since we may redeem the rights prior to the time that a person or group becomes an acquiring person. Nonetheless, by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by our board of directors, the preferred share purchase rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of our shareholders.

DESCRIPTION OF DEPOSITARY SHARES

The following summarizes the general terms of depositary shares we may offer. The particular terms of any depositary shares we may offer will be described in the prospectus supplement. The description below and in the prospectus supplement is not complete. You should read the form of deposit agreement and the applicable certificate of designation that we will file with the SEC. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the depositary shares.

GENERAL

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock.

The shares of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the U.S. The prospectus supplement will include the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock, to all the rights and preferences of the underlying preferred stock, including, dividend, voting, redemption, conversion and liquidation rights. Depositary receipts will be issued for depositary shares.

The depositary may issue temporary depositary receipts substantially identical to, and entitling the holders to all rights pertaining to, the definitive depositary receipts. Definitive depositary receipts will then be prepared thereafter and temporary depositary receipts may be exchanged for definitive depositary receipts at our expense.

Upon surrender of depositary receipts and payment of the charges provided in the deposit agreement, the depositary will deliver the whole shares of preferred stock underlying the depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

The depositary will distribute all cash dividends or other cash distributions on the preferred stock, rounded to the nearest cent, to the record holders of depositary shares in proportion to the numbers of such depositary shares owned by them on the relevant record date. Fractions of one cent not so distributed will be added to the next sum received by the depositary for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will, if feasible, distribute property received by it to the record holders of depositary shares entitled to them. If the distribution is not feasible, the depositary may sell the property and distribute the net proceeds to such holders.

REDEMPTION OF DEPOSITARY SHARES

If we redeem the preferred stock underlying the depositary shares, the depositary will redeem the depositary shares from the proceeds of the redemption of the preferred stock held by the depositary. The depositary will mail notice of redemption not less than 30 or more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the corresponding depositary shares as of the same redemption date. If less than all the depositary shares are to be redeemed, the depositary will select by lot or pro rata which depositary shares will be redeemed.

After the redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. All rights of the holders of the depositary shares will cease, except the right to receive the money or other property to which the holders are entitled upon redemption and surrender of the depositary receipts for their depositary shares.

VOTING THE PREFERRED STOCK

The depositary will mail to the holders of depositary shares the information contained in any notice of meeting at which the holders of preferred stock are entitled to vote. Each record holder of depositary shares on the record date for the preferred stock may instruct the depositary to exercise its voting rights with respect to the depositary shares. The depositary will attempt to vote the number of shares of preferred stock underlying such depositary shares in accordance with these instructions. We will agree to take any action required to enable the depositary to vote the depositary shares. The depositary will abstain from voting shares of preferred stock to the extent it does not receive instructions from the holders of depositary shares relating to that preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, neither of us can make any amendment that would materially and adversely alter the rights of the existing holders of depositary shares without approval by the record holders of at least a majority of the outstanding depositary shares. We or the depositary may terminate a deposit agreement only if:

•	all outstanding depositary shares relating thereto have been redeemed; or
•	there has been a final distribution to the holders of preferred stock and to the holders of the related depositary shares in the event of our liquidation, dissolution or winding up.

CHARGES OF DEPOSITARY

We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges listed in the deposit agreement as holders’ charges.

MISCELLANEOUS

The depositary will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if the law or any circumstance beyond the depositary’s control prevents it from performing its obligations under the deposit agreement. We and the depositary will be required only to perform our and its respective duties in good faith. The depositary will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless the holders of those securities provide it with satisfactory indemnity. The depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

The depositary may resign at any time by delivering notice to us, and we may at any time remove the depositary. Any such resignation or removal will take effect when a successor depositary is established.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

The following summarizes the general terms of debt warrants we may offer. The particular terms of any debt warrants will be described in the prospectus supplement. The description below and in the prospectus supplement is not complete. You should read the form of debt warrant agreement that we will file with the SEC.

GENERAL

If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

•	the offering price, if any;
•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;
•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;
•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;
•	the principal amount of debt securities purchasable upon exercise of one debt warrant, and the price at which the principal amount of debt securities may be purchased upon exercise;
•	the dates on which the right to exercise the debt warrants begins and expires;
•	U.S. federal income tax consequences;
•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;
•	the currencies in which the offering price and exercise price are payable; and
•	if applicable, any antidilution provisions.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrantholders are not entitled to payments of principal of and interest, if any, on the debt securities.

EXERCISE OF DEBT WARRANTS

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK

The following summarizes the general terms of common stock warrants and preferred stock warrants we may offer. The particular terms of any common stock warrants and preferred stock warrants will be described in the prospectus supplement. The description below and in the prospectus supplement is not complete. You should read the form of warrant agreement that we will file with the SEC.

GENERAL

If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

•	the offering price, if any;
•	if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;
•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;
•	the dates on which the right to exercise the stock warrants begins and expires;
•	U.S. federal income tax consequences;
•	call provisions, if any;
•	the currencies in which the offering price and exercise price are payable; and
•	if applicable, the antidilution provisions of the stock warrants.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

NO RIGHTS AS STOCKHOLDERS

Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•	currencies; or
•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, debt securities, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions:

•	on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or in the over-the-counter market; or
•	through the writing of options.

We do not currently have plans to sell securities directly to purchasers, but we may do so in the future. If we do sell securities directly to purchasers, only members of our senior management will participate in these sales. No fees, commissions or other remuneration will be paid to any member of senior management in connection with the sale of securities.

Members of senior management participating in the sale of securities would rely on the Securities Exchange Act of 1934 Rule 3a4-1 safe harbor from broker-dealer registration, and, accordingly, need not register as brokers. No member of senior management would be considered to be a broker by reason of his participation in the sale of our securities because no such person:

•	is subject to a statutory disqualification as defined in Section 3(a)(39) of the Securities Exchange Act of 1934;
•	would receive compensation in connection with the sale of securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in the securities; or
•	is an associated person of a broker or dealer; and, depending on the circumstances at the time of the sale.

Each member of senior management participating in the sale of securities will meet the conditions of any one of paragraphs (a)(4)(i), (a)(4)(ii) or (a)(4)(iii) of Rule 3a4-1 under the Securities Exchange Act of 1934.

We and our agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any underwriter participating in an “at the market” equity offering of our securities will be named in a post-effective amendment to this registration statement. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act of 1933.

We may enter in to derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledges or secured parties may offer and sell the common stock from time to time under this prospectus.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities under the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of our business.

The broker-dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act of 1933. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

During such time as we may be engaged in a distribution of the securities covered by this prospectus, we are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of any securities issued and sold by us hereunder will be passed upon for us by Lane & Waterman LLP. Attorneys of that firm participating in the preparation of this prospectus owned 12,753.05 shares of our Common Stock and 21,249 shares of our Class B Common Stock as of July 26, 2005. Matters relating to New York law will be passed upon for us by Arnold & Porter LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Lee Enterprises, Incorporated and subsidiaries Annual Report on Form 10-K/A for the year ended September 30, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this prospectus by reference from Pulitzer Inc.’s Annual Report on Form 10-K for the year ended December 26, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements includes explanatory paragraphs referring to the entering of an Agreement and Plan of Merger between the Company and Lee effective January 29, 2005 and the restatement of the consolidated statements of cash flows for the years ended December 28, 2003 and December 29, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the SEC registration fee, are estimated.

Securities and Exchange Commission registration fee	$58,850
Legal fees and expenses	75,000
Trustee’s fees and expenses	25,000
Rating agency fees	25,000
Accounting fees and expenses	30,000
Printing expenses	50,000
Miscellaneous	36,150

Total	$300,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION ON LIABILITY OF DIRECTORS

Section 145 of the Delaware General Corporation Law generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Our Certificate of Incorporation provides that we shall, subject to certain limitations, indemnify our directors and officers against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. This section further provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have directors’ liability insurance, which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport and State of Iowa on the 4th day of August, 2005.

LEE ENTERPRISES, INCORPORATED (Registrant)

/s/ CARL G. SCHMIDT
Carl G. Schmidt
Vice President, Chief Financial Officer and Treasurer

/s/ MARY E. JUNCK	/s/ CARL G. SCHMIDT
Mary E. Junck	Carl G. Schmidt
Chairman, President and Chief Executive Officer (Principal Executive Officer) Director	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

*	*
Nancy S. Donovan	William E. Mayer
Director	Director

*	*
Herbert W. Moloney III	Andrew E. Newman
Director	Director

*	*
Gordon D. Prichett	Gregory P. Schermer
Director	Director

*
Mark Vittert
Director

*By:	/s/ Carl G. Schmidt
Carl G. Schmidt, as Attorney in Fact pursuant to Powers of Attorney attached as Exhibit 24.1

S-1

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

*1.1	Form of Underwriting Agreement for common stock offerings

*1.2	Form of Underwriting Agreement for debt offerings

2.1	Agreement and Plan of Merger dated as of January 29, 2005 among Lee Enterprises, Incorporated, LP Acquisition Corp. and Pulitzer, Inc. (Exhibit 2.1 to Current Report on Form 8-K dated January 29, 2005 and filed on February 3, 2005)

4.1	Restated Certificate of Incorporation of Lee Enterprises, Incorporated, as amended, as of March 3, 2005 (Exhibit 3.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2005)

4.2	Lee Enterprises, Incorporated Amended and Restated By-laws as of January 23, 2002 (Exhibit 3 to Quarterly Report on Form 10-Q for Quarter Ended March 31, 2002)

4.3	Rights Agreement, dated as of May 7, 1998, between Lee Enterprises, Incorporated and The First Chicago Trust Company of New York, which includes the form of Certificate of Designation of the preferred stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (Exhibit 1.1 to Current Report on Form 8-A dated May 26, 1998 and filed on May 26, 1998)

4.4	Credit Agreement, dated June 3, 2005, by and among Lee Enterprises, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Securities Inc. and SunTrust Capital Markets, Inc., as Joint Lead Arrangers, Deutsche Bank Securities Inc., as Book Running Manager, SunTrust Bank, as Syndication Agent and Bank of America, N.A., The Bank of New York and The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as Co-Documentation Agents (Exhibit 10.1 to Current Report on Form 8-K dated June 3, 2005 and filed on June 9, 2005)

4.5	Form of Subordinated Indenture between Lee Enterprises, Incorporated and the trustee.

4.6	Form of Senior Indenture between Lee Enterprises, Incorporated and the trustee.

*4.7	Form of Deposit Agreement

*4.8	Form of Warrant Agreement

*4.9	Form of Stock Purchase Contract

5.1	Opinion of Lane & Waterman LLP

5.2	Opinion of Arnold & Porter LLP

12.1	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte & Touche LLP (Lee Enterprises, Incorporated)

23.2	Consent of Deloitte & Touche LLP (Pulitzer Inc.)

23.3	Consent of Lane & Waterman LLP (included in Exhibit 5.1)

23.4	Consent of Arnold & Porter LLP (included in Exhibit 5.2)

24.1	Powers of Attorney

*25.1	Form of T-1 Statement of Eligibility of Trustee.
*	To be filed as an exhibit to a current report on Form 8-K or an amendment to this Registration Statement.

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